Exhibit 5.1

HUNTON & WILLIAMS LLP 200 PARK AVENUE NEW YORK, NEW YORK 10166-0005 TEL 212 • 309 • 1000 FAX 212 • 309 • 1100 FILE NO: 54587.000155

September 16, 2016

Altria Group, Inc.

Philip Morris USA Inc.

6601 West Broad Street

Richmond, Virginia 23230

Re: Legality of Securities Issued under Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Altria Group, Inc., a Virginia corporation (the “Company”), and Philip Morris USA Inc., a Virginia corporation and a wholly-owned subsidiary of the Company (the “Guarantor”), in connection with (1) the registration of an indeterminate amount of debt securities of the Company (the “Debt Securities”), guarantees of the Debt Securities by the Guarantor and warrants to purchase Debt Securities, as set forth in the Registration Statement on Form S-3 (Registration No. 333-199694) (the “Registration Statement”) filed by the Company and the Guarantor on October 30, 2014 with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Act”), and (2) the Company’s offering and sale of $500,000,000 aggregate principal amount of its 2.625% Notes due 2026 and $1,500,000,000 aggregate principal amount of its 3.875% Notes due 2046 (collectively, the “Notes”). The Notes are fully and unconditionally guaranteed as to payment of principal, premium, if any, and interest by the Guarantor (the “Guarantees”).

The Notes were offered and sold as described in the prospectus, dated October 30, 2014, contained in the Registration Statement, and the pricing prospectus and prospectus supplement thereto, dated September 13, 2016 (collectively, the “Prospectus”). The Notes have been issued pursuant to an indenture (the “Indenture”), dated as of November 4, 2008, among the Company, the Guarantor and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). The Guarantees have been issued pursuant to the Indenture as evidenced by a guarantee agreements (the “Guarantee Agreements”) made by the Guarantor in favor of the Trustee.

This opinion is being furnished in accordance with the requirements of Item 16 of Form S-3 and Item 601(b)(5)(i) of Regulation S-K.

We have examined originals or reproductions or certified copies of such records of the Company and the Guarantor, certificates of officers of the Company and the Guarantor and of

ATLANTA  AUSTIN  BANGKOK  BEIJING  BRUSSELS  CHARLOTTE  DALLAS   HOUSTON  LONDON  LOS ANGELES

McLEAN  MIAMI  NEW YORK  NORFOLK  RALEIGH  RICHMOND  SAN FRANCISCO   TOKYO  WASHINGTON

www.hunton.com

Altria Group, Inc.

Philip Morris USA Inc.

September 16, 2016

public officials and such other documents as we have deemed relevant and necessary for the purpose of rendering this opinion, including, among other things:

(i)	the Articles of Amendment to the Restated Articles of Incorporation of the Company and the Restated Articles of Incorporation of the Company;

(ii)	the Amended and Restated By-Laws of the Company;

(iii)	the Articles of Restatement of Amended and Restated Articles of Incorporation of the Guarantor;

(iv)	the Amended and Restated By-Laws of the Guarantor;

(v)	the resolutions of the Board of Directors of the Company authorizing the registration and the issuance and sale of the Notes;

(vi)	the resolutions of the Board of Directors of the Guarantor authorizing the registration and the issuance of the Guarantees;

(vii)	the Registration Statement, the Prospectus and the documents incorporated therein by reference, the Pricing Prospectus and the Prospectus Supplement, dated September 13, 2016, each filed under the Act;

(viii)	an executed copy of the Indenture;

(ix)	executed copies of the Notes; and

(x)	executed copies of the Guarantee Agreements.

For purposes of the opinions expressed below, we have assumed: (i) the authenticity of all documents submitted to us as originals; (ii) the conformity to the originals of all documents submitted to us as certified, photostatic or electronic copies and the authenticity of the originals of such documents; (iii) the legal capacity of natural persons; (iv) the genuineness of all signatures; and (v) the due authorization, execution and delivery of all documents by all parties and the validity, binding effect and enforceability thereof (other than the due authorization, execution and delivery of the Indenture, the Notes and the Guarantees by the Company and the Guarantor, as applicable, and the validity, binding effect and enforceability of the Notes and the Guarantees upon the Company and the Guarantor, as applicable, or to which we express our opinion in paragraphs 3 and 4 below).

Altria Group, Inc.

Philip Morris USA Inc.

September 16, 2016

We do not purport to express an opinion on any laws other than those of the Commonwealth of Virginia and the State of New York.

Based upon the foregoing and subject to the qualifications set forth below, we are of the opinion that:

1. The Company is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Notes in accordance with and subject to their terms and the terms of the Indenture.

2. The Guarantor is validly existing as a corporation in good standing under the laws of the Commonwealth of Virginia, with corporate power and authority to issue the Guarantees in accordance with and subject to their terms and the terms of the Indenture.

3. The Notes are valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

4. The Guarantees are valid, binding and enforceable obligations of the Guarantor.

The opinions set forth above are subject to the qualification that the validity and enforcement of the Company’s obligations under the Indenture and the Notes and the Guarantor’s obligations under the Guarantees and the underlying Guarantee Agreements may be subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws now or hereafter in effect relating to or affecting creditors’ rights generally, (ii) general principles of equity (whether considered in a proceeding at law or in equity) and (iii) concepts of materiality, unconscionability, reasonableness, impracticability or impossibility of performance and any implied covenant of good faith and fair dealing. Further, we call your attention to Senior Transeastern Lenders v. Official Comm. Of Unsecured Creditors (In re TOUSA, Inc., et al.), No. 11-11071, 2012 BL 119036 (11th Cir. May 15, 2012), and note that the validity and enforcement of the Guarantor’s obligations under the Guarantees and the underlying Guarantee Agreements may be subject to the holding in that case.

We hereby consent to (a) the filing of this opinion with the Commission as an exhibit to the Company’s Current Report on Form 8-K filed on the date hereof, (b) the incorporation by reference of this opinion into the Registration Statement and (c) the reference to our firm under the heading “Legal Matters” in the Registration Statement and the Prospectus. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Altria Group, Inc.

Philip Morris USA Inc.

September 16, 2016

This opinion is limited to the matters stated in this letter, and no opinions may be implied or inferred beyond the matters expressly stated in this letter. This opinion is given as of the date hereof and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in the law, including judicial or administrative interpretations thereof, that occur which could affect the opinions contained herein.

Very truly yours,

/s/ Hunton & Williams LLP